Exhibit 10.2

RESTRICTED STOCK AGREEMENT

REDDY ICE HOLDINGS, INC.

2005 LONG TERM INCENTIVE AND SHARE AWARD
PLAN, AS AMENDED

GRANTEE: PAUL D. SMITH

NO. OF SHARES: 20,000

This Agreement (the “Agreement”) evidences the award of 20,000 restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the common stock, $0.01 par value per share (“Common Stock”), of Reddy Ice Holdings, Inc., a Delaware corporation (the “Company”), granted to you, Paul D. Smith, effective as of September 15, 2008 (the “Grant Date”), pursuant to the Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, as amended (the “Plan”) and conditioned upon your agreement to the terms described below.  All of the provisions of the Plan are expressly incorporated into this Agreement.

1.             Terminology.  Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement.

2.             Vesting.  All of the Award Shares immediately vest upon the execution of this Agreement, but are subject to forfeiture if you are terminated by the Company for Cause or you terminate your employment with the Company without Good Reason prior to the one year anniversary of the Grant Date (the “Anniversary”).

4.             Restrictions on Transfer.

(a)           Prior to the Anniversary, Award Shares may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

(b)           Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) shall be null and void and without effect.  The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

5.             Stock Certificates.  You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books.  The Company or an escrow agent appointed by the Committee will hold in escrow the share certificates for safekeeping, or the Company may otherwise retain the Award Shares in uncertificated book entry form, until the Anniversary.  Until the Anniversary, any share certificates representing the Award Shares will include a legend to the effect that you may not sell, assign, transfer, pledge, or hypothecate the Award Shares.  All regular cash dividends on the Award Shares held by the Company will be paid directly to you on the dividend payment date.  As soon as practicable after the Anniversary, the Company will deliver a share certificate to you, or deliver shares electronically or in

certificate form to your designated broker on your behalf, for the Award Shares.   Upon the request of the Administrator, you shall deliver to the Company a stock power, endorsed in blank, with respect to the Award Shares that have been forfeited pursuant to this Agreement.

6.             Tax Election and Tax Withholding.

(a)           The Company has agreed to provide to you a tax “gross-up” with respect to the Award Shares as set forth in the Employment Agreement.  Except as contemplated by the tax “gross-up”, you hereby agree to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the grant of the Award Shares.  The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld or redeemed may not exceed the statutory minimum withholding amount required by law.  In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld.  If you do not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee for such payment have been made.

(b)           You hereby acknowledge that you have been advised by the Company to seek independent tax advice from your own advisors regarding the availability and advisability of making an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and that any such election, if made, must be made within 30 days of the Grant Date.  You expressly acknowledge that you are solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company.  You may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award.  You acknowledge that you have sought tax and legal advice from your own advisors regarding this award or have voluntarily and knowingly foregone such consultation.

7.             Adjustments for Corporate Transactions and Other Events.

(a)           Stock Dividend, Stock Split and Reverse Stock Split.  Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Committee, be adjusted to reflect such event.  The Committee shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares.  Adjustments under this Section 7 will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.

(b)           Binding Nature of Agreement.  The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Committee.  If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

8.             Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

9.             Rights as Stockholder.  Except as otherwise provided in this Agreement with respect to Award Shares held prior to the Anniversary, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

10.           The Company’s Rights.  The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.           Notices.  All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

12.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

13.           Amendment.  This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that  this Agreement may not be modified in a manner that would have a materially adverse effect on the Award Shares as determined in the discretion of the Committee, except as provided in the Plan or in a written document signed by each of the parties hereto.

14.           Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request to the Committee.

15.           Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of New York, without regard to its provisions concerning the applicability of laws of other jurisdictions.  Any suit with respect hereto will be brought in the federal or state courts in the districts which include New York County, New York, and you hereby agree and submit to the personal jurisdiction and venue thereof.

16.           Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Electronic Delivery of Documents.  By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

GLOSSARY

(a)           “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with Reddy Ice Holdings, Inc. (including but not limited to joint ventures, limited liability companies and partnerships).  For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(b)           “Cause” shall mean the circumstances set forth in Section 4.3 of your Employment Agreement with the Company dated September 15, 2008 (the “Employment Agreement”).

(c)           “Committee” means the Compensation Committee of the Board or such other Board Committee as may be designated by the Board to administer the Plan.

(d)           “Company” means Reddy Ice Holdings, Inc. and its Affiliates, except where the context otherwise requires.

(e)           “Good Reason” has the meaning ascribed to such term in Section 7.10(iii) of the  Employment Agreement.

(f)            “Service” means your employment or other service relationship with the Company and its Affiliates.  Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Reddy Ice Holdings, Inc. or an Affiliate of Reddy Ice Holdings, Inc.

(g)           “You”; “Your”.  You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

REDDY ICE HOLDINGS, INC.

By:	/s/ Gilbert M. Cassagne
Name:	Gilbert M. Cassagne
Title:	President and Chief Executive Officer

Date:	September 15, 2008

The undersigned hereby acknowledges that he has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.  The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE

/s/ Steven J. Janusek	/s/ Paul D. Smith
Paul D. Smith

	Date:	September 15, 2008

Enclosure:   The Reddy Ice Holdings, Inc. 2005 Long Term Incentive and Share Award Plan, as amended